As filed with the Securities and Exchange Commission
                          on September 12, 1997.

                                    Registration No.
                                                     -----------

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                 FORM S-8

                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                         CHECKPOINT SYSTEMS, INC.
            (Exact name of issuer as specified in its charter)


         Pennsylvania                   22-1895850
   (State of Incorporation)  (I.R.S. Employer Identification No.)

               101 Wolf Drive, Thorofare, New Jersey   08086
           (Address of Principal Executives Offices) (Zip Code)


             CHECKPOINT SYSTEMS, INC. STOCK OPTION PLAN (1992)
                         (Full title of the plan)


Kevin P. Dowd, President and      Copies to:
Chief Executive Officer           Baldo M. Carnecchia, Esquire
Checkpoint Systems, Inc.          Montgomery, McCracken
101 Wolf Drive                    Walker & Rhoads, LLP
P.O. Box 188                      123 South Broad Street
Thorofare, New Jersey 08086       Philadelphia, PA 19109
(Name and address of agent        (215) 772-7660
for service)
(609) 848-1800
(Telephone number for agent
for service)

CALCULATION OF REGISTRATION FEE

                            Proposed      Proposed
Title of      Proposed      Maximum       Maximum
Securities    Maximum       Offering      Aggregate
to be         Amount to Be  Price         Offering
Registered    Registered    Per Share     Price           Fee
-----------   ------------  ---------     ---------       ---
Common Stock  6,000,000     $14.0625(1)   $84,375,000(1)  $29,095.04

Par Value
----------
$.10 per share

         (1) Estimated, pursuant to Rule 457(h), solely for the purpose of calculating the registration fee, based on the average of the high and low prices reported in the consolidated reporting system of the Company's Common Stock on September 11, 1997 on the New York Stock Exchange.

Sequentially numbered original consisting of 13 pages.
Exhibit Index is located at sequential page 10.

General Instructions - Paragraph E.  Registration of Additional
Securities

          This Registration Statement on Form S-8 for Checkpoint Systems, Inc. ("Registrant") relates to the registration of additional securities of the same class as other securities for which registration statements on Form S-8 relating to the same employee benefit plan are already effective.

          On April 27, 1995, the shareholders of the Registrant approved the amendments to the Checkpoint Systems, Inc. Stock Option Plan (1992) (the "Plan"). Among other changes, the shareholders approved the addition to the Plan of 1,500,000 shares of the Company's Common Stock, bringing the total number of shares available for option under the Plan to 4,500,000.

          On January 4, 1996, the Board of Directors of the Company approved a two-for-one stock split (the "Stock Split"). Pursuant to the Plan, the total number of shares of Common Stock available for option under the Plan automatically increased, upon the effectiveness of the Stock Split, to 9,000,000.

          On April 23, 1997, the shareholders of the Registrant approved additional amendments to the Plan. Among other changes, the shareholders approved the extension of the termination date of the Plan from May 17, 1997 to May 17, 2007; and the addition of 3,000,000 shares of the Company's Common Stock to the Plan, thereby bringing the total number of shares available for option under the Plan to 12,000,000.

          Pursuant to Rule 416 promulgated under the Securities Act of 1933, the number of shares of Common Stock deemed to be covered by previously filed effective registration statements on Form S-8 relating to the same employee benefit plan automatically increased from 3,000,000 to 6,000,000 shares when the Stock Split became effective. This registration statement pertains to the 6,000,000 shares of Common Stock for which options have been or may be issued under the Plan which are not covered by a previously filed registration statement. This Registration Statement incorporates by reference all prior registration statements filed on Form S-8 with respect to the Plan, including Registration Statement No. 33-16721, filed on August 24, 1987, as amended by Post-Effective Amendment No. 1, filed on January 20, 1988, and Post-Effective Amendment No. 2, filed on May 18, 1988, Supplement Dated April 20, 1989 to Prospectus Dated May 18, 1988; Registration Statement No. 33-37996, filed on November 29, 1990; and Registration Statement No. 33-49191, filed on November 24, 1992.

    Part II - Information Required In The Registration Statement

Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------
          The documents listed below and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") (prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents:

     (1)The Registrant's latest annual report filed pursuant to
Section 13(a) or 15(d) of the Exchange Act;

     (2)All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Registrant's fiscal year covered by the Registrant's latest annual report referred to in paragraph (1) above; and

     (3)The description of the common stock to be offered by the Registrant, contained in a Registration Statement registering such common stock under Section 12 of the Exchange Act, including any amendment or report filed by the Registrant for the purpose of updating such description.

Item 4.   Description of Securities.
          -------------------------
          Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.   Interests of Named Experts and Counsel.
          --------------------------------------
          Not applicable. No expert named in this Registration Statement as having prepared or certified any part hereof (or named as having prepared or certified a report or valuation for use in connection with this Registration Statement), or counsel for the Registrant named in the prospectus as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities, was employed for such purpose on a contingent basis, or at the time of such preparation, certification or opinion or at any time thereafter through the date of effectiveness of this Registration Statement or that part of this Registration Statement to which such preparation, certification or opinion relates, had, or is to receive in connection with the offering, a substantial interest, direct or indirect, in the Registrant or any of its parents or subsidiaries or was connected with the Registrant or any of its parents or subsidiaries as a promoter, managing underwriter (or any principal underwriter, if there are no managing underwriters), voting trustee, director, officer, or employee.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------
          Under Article VII of the Registrant's by-laws, indemnification of directors and officers is mandatory to the fullest extent permitted by Pennsylvania law, provided, however, that no indemnification shall be made in any case where the act or failure to act is determined by a court to have constituted wilful misconduct or recklessness. The personal liability of directors for monetary damages is eliminated under certain circumstances. Subchapters B and C of Chapter 17 of Pennsylvania's Business Corporation Law of 1988, as amended, contain relevant statutory provisions. The Registrant has not opted out of the provisions of Subsections (e) through (g) of Pennsylvania's Act 36 of 1990, which generally permit the directors of the Registrant to consider constituencies other than shareholders in evaluating matters, particularly in change of control situations. The Registrant also has a policy of directors' and officers' liability insurance.

Item 7.  Exemption From Registration Claimed.
         -----------------------------------
         Not applicable.

Item 8.  Exhibits.
         --------
         The following exhibits are filed as part of this Registration Statement:

     Description                              Tab No.
     -----------                               -------
(4)  Instruments defining the rights of       Incorporated
     security holders, including indentures   by reference

(5)  Opinion re legality                      5

(15) Letter re unaudited interim financial    Not applicable
     information

(23) A. Consent of Montgomery, McCracken      Included in
     Walker & Rhoads, LLP                     Exhibit 5

     B. Consent of Coopers & Lybrand, LLP     23

(24) Power of attorney                        Not applicable

(28) Information from reports furnished to    Not applicable
     state insurance regulatory authorities

(99) Additional exhibits                      Not applicable

Item 9.  Undertakings.
         ------------
          The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("1933 Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) hereof shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given a copy of the Registrant's Annual Report to Shareholders for its last fiscal year, unless such person otherwise has received a copy of such report, in which case the Registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the person. If the last fiscal year of the Registrant has ended within 120 days prior to the use of the Prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each such person.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

          Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thorofare, State of New Jersey, on the 12th day of September, 1997.

                            CHECKPOINT SYSTEMS, INC.

                            /s/Kevin P. Dowd
                            President and Chief Executive Officer

Pursuant to the requirements of the 1933 Act, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures              Title                  Date

/s/Kevin P. Dowd        President, Chief       September 12, 1997
                        Executive Officer


/s/Steven G. Selfridge  Executive Vice         September 12, 1997
                        President, Chief
                        Operating Officer

/s/Jeffrey A. Reinhold  Vice President -       September 12, 1997
                        Finance, Chief
                        Financial Officer and
                        Treasurer

/s/Mitchell T. Codkind  Vice President,        September 12, 1997
                        Corporate Controller,
                        Chief Accounting Officer

/s/Robert O. Aders      Director               September 12, 1997

/s/Roger D. Blackwell   Director               September 12, 1997

/s/Richard J. Censits   Director               September 12, 1997

/s/David W. Clark, Jr.  Director               September 12, 1997

/s/Kevin P. Dowd        Director               September 12, 1997

/s/Elisa Margaona       Director               September 12, 1997

/s/Raymond R. Martino   Director               September 12, 1997

/s/Jermain B. Porter    Director               September 12, 1997

/s/Albert E. Wolf       Chairman of the        September 12, 1997
                        Board

                               EXHIBIT INDEX


Exhibit                                                Page
Number         Description                             Number

5, 23A    Opinion and Consent of Montgomery, McCracken,
          Walker & Rhoads, LLP                         11

23B       Consent of Coopers & Lybrand, LLP            12